Exhibit 4.16

«FirstName» «LastName»
«Address 1»	December 31, 2004
Country

Conversion of Aventis Stock Option Plans (including former Hoechst, RP and RPR Plans)

Dear «FirstName»,

This letter explains the effect of the legal merger of Aventis with and into sanofi-aventis, effective December 31, 2004 on your Aventis Stock Options including the former Hoechst, RP and RPR Plans.

Your options have been converted to sanofi-aventis options, based on the same exchange ratio (27 sanofi-aventis stock options for 23 Aventis stock options) applied to the shareholders. As a result the number of your Aventis options and the grant price have been adjusted according to this ratio to reflect the adequate value before and after the conversion (please find attached your personal conversion letter).

All other terms and conditions of the Aventis Stock Option Plans (including the former Hoechst, RP and RPR Plans) remain in effect and are incorporated by sanofi-aventis.

The following example illustrates the details of the applied conversion regulations:

What:	conversion of the Aventis stock options into sanofi-aventis stock options
How:	conversion of stock option with merger ratio *27/23 (rounded down to next full number)
conversion of grant price with merger ratio *23/27(rounded down to next second decimal place)
Example:	Aventis SOP 2002

	Prior to adaptation	After adaptation
Grant Price	60,27 €	51,34 €
Number of Options	100	117

If you have any questions, please call the Call Center of our stock option administrator Citigroup (see phone numbers below).

Sincerely,

Heike König
Corporate Compensation

Enclosure:
Personal Conversion Statement

San Antonio, Texas
optionees located in North America and Canada please call:	1 (866) 919 1 AVE (283)
optionees located in South and Latin America please call:	+ (1) 212 615 7965 Monday – Friday, 8 a.m. – 6 p.m. (EST)

Barcelona, Spain
optionees located in Europe, Middle East and Africa please call:	+ (800) 919 9000 or
+ (34) 93 316 5938 Monday – Friday, 8 a.m. – 6 p.m. (CET)

Brisbane, Australia
Optionees located in Australia please call:	1 (800) 00 2484
Optionees located in the Asia/Pacific Region please call:	+ (800) 0000 2484 Monday – Friday, 9 a.m. – 8 p.m. (Sydney)